Exhibit 99.1

Bion Enters USEPA-USDA Next Gen Fertilizer Challenge

On November 12, Bion submitted an application to the Next Gen Fertilizer Innovation Challenge. The Challenge “aims to identify concepts for novel technologies for fertilizers and other product technology innovations that can reduce the environmental effects from modern agriculture while maintaining or increasing crop yields.”

Bion’s Solution is based on using the ammonium bicarbonate generated by its third generation (3G) technology to improve the overall economic and production efficiencies of organic corn production, while reducing its environmental impacts. According to the Organic Trade Association, organic is the fastest growing sector in the U.S. food industry. However, today, organic corn-fed beef is essentially nonexistent, due to both cost and the lack of a large-scale supply of organic corn. Bion’s Solution addresses both issues.

Bion’s technology converts animal manure at scale to a concentrated ammonia-nitrogen fertilizer (ammonium bicarbonate crystals) that will be used to grow organic corn at large scale for animal feed. This symbiotic relationship is mutually reinforcing, so that increasing consumer demand for organic meat will generate increasing demand for organic corn, which, in turn, will increase the demand for organic fertilizer to grow the corn.  The scale at which ammonium bicarbonate can be manufactured by Bion is sufficient to drive and support a new organic segment of corn-fed beef and, eventually, pork and bison products. To learn more about this opportunity, click here.

 For the Challenge, Bion has teamed with Dr. Sam Wortman, PhD, at the University of Nebraska at Lincoln (UNL) - Institute of Agriculture and Natural Resources. Dr. Wortman will collaborate with Bion to develop appropriate experimental methods, and to collect, analyze, and interpret data. UNL will lead greenhouse and field production trials associated with the Challenge. UNL has state-of-the-art greenhouse and field research facilities and is well-equipped to conduct research on the agronomic and environmental performance of Bion’s fertilizer product.

Challenge (https://www.challenge.gov/challenge/next-gen-fertilizer-innovations-challenge/) Details:

 “To help mitigate potential adverse environmental effects from agriculture, the U.S. Environmental Protection Agency is partnering with the U.S. Department of Agriculture to launch the Joint EPA-USDA Partnership and Competition on Next Gen Fertilizers to Advance Agricultural Sustainability in the United States. Along with EPA and USDA, the competition is in collaboration with The Fertilizer Institute, the International Fertilizer Development Center, The Nature Conservancy, and the National Corn Growers Association.

This Partnership is being coordinated with input from stakeholders such as corn grower representatives, fertilizer companies, university and government researchers, and environmental and industry NGOs. This competition includes two challenges which aim to accelerate the development and use of existing and new product technologies that are affordable to reduce the environmental impacts of U.S. corn production. The results of the Partnership may ultimately be leveraged to improve production of other crops under a range of environmental conditions in the U.S. and abroad.”

Winners of the Challenge will be selected in the Winter of 2020/21. For more information on the Challenge, please visit EPA’s page for the Next Gen Fertilizer Challenges.

This material includes forward-looking statements based on management’s current reasonable business expectations. In this document, the words ‘can’, ‘will’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott
Director of Communications
303-843-6191 (direct)
cscott@biontech.com